Exhibit 1

Oi S.A. – In Judicial Reorganization

CNPJ/MF Nº 76.535.764/0001-43

NIRE 3330029520-8

Publicly-held Company

Management's Proposal to be submitted for approval at the Annual General Meeting to be held on April 30, 2018, pursuant to Brazilian Securities Commission (CVM) Ruling No. 481/09.

Dear Shareholders,

The management of Oi S.A. - In Judicial Reorganization (“Company”) hereby presents to its Shareholders its proposal regarding the matters included in the Agenda of the Annual General Meeting to be held on April 30, 2018:

(i) Assess the managements’ accounts related to the fiscal year ended on December 31st, 2017;

The Company’s management proposes the Shareholders appraise the management accounts corresponding to the financial year ended on December 31, 2017, having the opportunity to be informed by the Administrators regarding the Company’s financial condition.

On March 28, 2018, the Company disclosed a Relevant Fact informing that, due to the complexity of the impacts of the approval and ratification of the Judicial Reorganization Plan in the independent audit works of the Company’s financial statements, corresponding to the financial year of 2017, and with focus on the quality and adequacy of the treatment of accounting information, the Company would not disclose its financial statements corresponding to the financial year of 2017 on such date. It was informed that the Company and its independent auditors estimate the disclosure of the audited financial statements corresponding to the financial year of 2017 to be made on April 12, 2018, and the examination, discussion and voting of the financial statements corresponding to the financial year of 2017 would be resolved in an extraordinary general meeting to be timely called upon the disclosure of the audited financial statements. Such Relevant Fact includes important information regarding the Company’s financial statements corresponding to 2017.

(ii) Determine the annual global amount of compensation for the Management and the members of the Company´s Fiscal Council

The Company's management proposes the following proposal of annual global Compensation amount be approved for the Management and the Fiscal Council with regard to the current financial year:

(i) for the Board of Directors, the amount of up to six million, eight hundred and sixty-two thousand, three hundred and seventy-two Reais (R$6,862,372.00), considering only the fees. This amount is 20.5% lower than the amount approved by the AGM corresponding to 2017, such reduction resulting mostly from the lack of alternate members in the acting Board of Directors, in addition to the inexistence of an estimate for adjustment of the amounts practiced in the previous year.

The proposal considers the compensation established for sitting members of the Board of Directors, both the acting Board of Directors and the New Board of Directors, as defined in the Company’s Judicial Reorganization Plan, approved in a Creditors’ General meeting and Ratified by the Judicial Reorganization Court. Suspended or removed effective and alternate members are also considered until the investiture of the New Board of Directors.

(ii) for the Executive Office, the total amount of up to seventy-four million, six hundred and thirteen thousand, six hundred and sixty-four Reais (R$74,613,664.00), considering:

(ii.a) the recurring installment of the compensation package of executive officers of up to thirty-five million, three hundred and ninety-nine thousand, nine hundred and fifty-nine Reais (R$35,399,959.00).

This recurring installment encompasses the following components: fixed compensation, executive bonus, long-term incentives, executive retention, benefits and respective social charges.

The amount of this installment is 29.4% lower than the amount approved by the AGM corresponding to 2017, which encompassed these same components, that is, in comparable bases.

We also clarify that, individually, there is no increase to the compensation of officers regarding the amounts approved in the AGM corresponding to 2017.

(ii.b) extraordinary installments of up to thirty-nine million, two hundred and thirteen thousand, seven hundred and five Reais (R$39,213,705.00), corresponding to (x) exceptional compensation to Executive Officers, regarding the success of Oi’s Judicial Reorganization, and (y) indemnification regarding contractual termination and non-compete clauses, related to the exit of the then-Chief Executive Officer and Chief Financial and Investors’ Relations Officer, and respective social charges. Amounts regarding such extraordinary installments were not encompassed in the global budget approved by the AGM of 2017 and, thus, this installment (ii.b) is not comparable with the previous year.

(iii) for the Fiscal Council, the minimum amount set forth in Paragraph 3 of Article 162 of the Brazilian Corporate Law.

(iii) Elect members of the Fiscal Council and their respective alternates

The Company’s management proposes the following Fiscal Council effective and alternates members, whose curricula are available in Exhibit II to this Proposal, be elected for a term of office until the 2019 Annual General Meeting takes place, pursuant to items 12.5 to 12.10 of the Reference Form and pursuant to the provisions of CVM Ruling No. 481/09:

EFFECTIVE MEMBERS	ALTERNATES MEMBERS
Pedro Wagner Pereira Coelho	Piero Carbone
Alvaro Bandeira	Wiliam da Cruz Leal
Daniela Maluf Pfeiffer	Elvira Baracuhy Cavalcanti Presta

The shareholder wishing to appoint an alternative group to the Fiscal Council is hereby requested to inform OI about this matter, in writing, before the AGM, with due regard to the provisions in Paragraph 2 and Paragraph 3 of the article 26 of the Company's Bylaws, and to provide the information related to the candidates included in items 12.5 to 12.10 of the Reference Form, as well as the name and identification of each one of them, and also an instrument signed by each candidate attesting to their acceptance to apply for the position.  Oi shall treat those candidates with the same transparency with which the other candidates appointed by management have been treated.

Rio de Janeiro, March 29, 2018.

Board of Directors

EXHIBIT I

 (Call Notice)

Call Notice	6

EXHIBIT II

 (ITEM 12.5 TO 12.10 OF THE REFERENCE FORM)

Information of the item 12.5 of the Reference Form	8
Fiscal Council	8
Percentage of participation in meetings (members of the Board of Directors and Fiscal Council)	14
Information of the item 12.5 of the Reference Form (statutory committees and the audit, financial and compensation committees)	14
Percentage of participation in meetings (members of the committees)	14
Family relationship	14
Subordination, service provision or control relationship between administrators and controlled companies, controlling companies and others	15

EXHIBIT III

 (Item 13.1 to 13.16 of the Reference Form)

Compensation practice and policy	16
Total compensation per body	23
Variable compensation	24
Share-based compensation plan	25
Share-based compensation	28
Open options	30
Exercised option and shares delivered	30
Share/option pricing	30

Number of shares held by members of management and supervisory board	30
Pension plan	30
Maximum, minimum and medium compensation	31
Compensation/indemnification mechanisms (Contract-based compensation)	31
Percentage of related parties in the compensation	31
Compensation – other duties	31
Recognized compensation – controlling company	32
Other Relevant Information	32

EXHIBIT I

Oi S.A. – In Judicial Reorganization

CNPJ/MF: 76.535.764/0001-43

NIRE 33 3 0029520-8

PUBLICLY-HELD COMPANY

CALL NOTICE

ORDINARY GENERAL SHAREHOLDERS MEETING

The Board of Directors of Oi S.A. – In Judicial Reorganization (“Company”) hereby calls the Shareholders to an Ordinary General Shareholders Meeting, to be held on April 30, 2018, at 11 a.m., at the Company’s headquarters located at Rua do Lavradio No. 71, Centro, City and State of Rio de Janeiro, to discuss the following agenda:

(1) Assess the managements’ accounts related to the fiscal year ended December 31st, 2017;

(2) Determine the annual global amount of compensation for the Management and the members of the Company’s fiscal council; and

(3) Elect members of the Fiscal Council and their respective alternates.

GENERAL INSTRUCTIONS:

1. The documentation and the information connected to the matters to be deliberated in the Meeting are available at the Company’s headquarters, in the Shareholders Participation Manual, at the Company’s Investors Relations webpage (www.oi.com.br/ri), as well as on the website of the Brazilian Securities Commission (www.cvm.gov.br), pursuant to CVM Ruling No. 481/09, and on the website of B3 (http://www.bmfbovespa.com.br/) for examination by the Shareholders.

2. On March 28th, 2018, the Company disclosed a Material Fact informing that, due to the complexity of the impacts of the judicial reorganization process and the approval and confirmation of the Judicial Reorganization Plan on the preparation of the Company’s independent audit of the financial statements for the 2017 fiscal year, and focusing on the quality and adequacy of Oi’s accounting information, the Company would not disclose its financial statements for the 2017 fiscal year on that date. The Company and its independent auditors inform that they intend to disclose the audited financial statements for the 2017 fiscal year on April 11th, 2018, and that the examination, discussion and voting on the financial statements will be deliberated at an Extraordinary General Shareholders’ Meeting, which will be called immediately following the disclosure of the audited financial statements. The Material Fact contains important information regarding the Company’s financial statements for the 2017 fiscal year.

3. The Company clarifies that during the AGO the shareholders will be informed about the Company’s financial situation by management.

4. We ask that any shareholder who wishes to personally take part in the Meeting or to be represented by an attorney-in-fact to submit the following documents, at Rua Humberto de Campos No. 425, 5th floor, Leblon, City and State of Rio de Janeiro, from 9 a.m. to noon and from 2 p.m. to 6 p.m., within two (2) business days prior to the holding of the Meeting, to the attention of the Corporate Management and M&A: (i) for Legal Entities: notarized copies of the Instrument of Incorporation, Bylaws or Articles of Association, minutes of election of the Board of Directors (if applicable), and minutes of election of the Executive Office containing the election of the legal representative(s) attending the Meeting; (ii) for Individuals: notarized copies of the identity document and Individual Taxpayers’ Register (CPF) No. of the shareholder; and (iii) for Investment Funds: notarized copies of the Fund’s regulations and Bylaws or Articles of Association of the Fund’s administrator, as well as minutes of election of the legal representative(s) attending the Meeting. In addition to the documents indicated in (i), (ii) and (iii), as the case may be, when the shareholder is represented by proxy by an attorney, they shall send, together with said documents, the respective power of attorney, with special powers and certified signature, as well as the notarized copies of the ID(s) and minutes of election of the legal representative(s) that signed the power of attorney, proving the representation powers, in addition to the ID and CPF of the proxy in attendance. The measure is intended to speed up the process of registration of the shareholders attending the Meeting. Holders of preferred shares will have the right to vote on all measures subject to deliberation and contained the Agenda of the General Shareholders Meeting, called herein, pursuant to Paragraph 2 of Article 13 of the Company’s Bylaws and Article 111 of Law 6,404/76, and will vote together with the common shares.

5. The Shareholder that takes part in Fungible Custody of Registered Shares of Stock Exchanges, who wishes to take part in this Meeting, shall submit a statement issued within two (2) days prior to the holding thereof, containing their respective share interest, provided by the custodian body.

6.  Finally, in order to facilitate and encourage the participation of its shareholders in the Ordinary General Shareholders Meeting (Assembleia Geral Ordinária – “AGO”) and, in compliance with the rules of the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários – “CVM”), specifically CVM Instructions 561/15 and 570/15, the Company will allow the participation and exercise of remote voting, allowing its shareholders to send, through their respective custody agents or directly to the Company, a Distance Voting Bulletin, as provided by the Company on its Investor Relations website, as well as on the website of the CVM and B3, together with the other documents to be discussed at the AGO, subject to the guidelines contained in the Distance Voting Bulletin.

Rio de Janeiro, March 29, 2018.

José Mauro Mettrau Carneiro da Cunha

Chairman of the Board of Directors

EXHIBIT II

Article 10 of CVM Ruling No. 481/09

ITEMS 12.5 TO 12.10 OF THE REFERENCE FORM

(Complementary information related to the proposal for election of the management members)

12.5 - Indicate in the form of a table:

Fiscal Council:

Name	Date of Birth	Management body	Date of election	Term of Office	Other positions and duties exercised at the issuer
Pedro Wagner Pereira Coelho	June 29, 1948	Fiscal Council	Annual General Meeting to be held on April 30, 2018	Until the Annual General Meeting of 2019	N/A
CPF	Profession	Elective position held	Date of investiture	Was elected by the controlling company	Description of another position/duty
258.318.957-34	Accountant	Effective Member	April 30, 2018	Not applicable	N/A
Consecutive terms			Percentage of Participation in the Meetings
1			100%
Professional experience/ Declaration of possible adverse sentences/ Independence criteria:

Mr. Coelho is the Chairman of the Fiscal Council of Magnesita Refratários S/A since April 2008, a member of the Audit Committee of Parnaíba Gás Natural S/A since October 2015 and a member of the Fiscal Council of Estácio Participações S/A since April 2012. He has worked in the external audit area of PriceWaterhouseCoopers Independent Auditors from October 1978 until April 1981 and in the comptrollership of Banco de Investimentos Garantia S/A from May 1982 until July 1997. He was also the chairman of the fiscal council of Lojas Americanas S/A (commerce and retail), Tele Norte Leste Participações S.A. (telecommunications), Telemar Participações S.A. (telecommunications), TAM S.A. (transportation) and Enersul – Energética do Matogrosso do Sul (energy). For the past five years, he has worked as a partner at Carpe Diem – Consultoria Planejamento e Assessoria Empresarial Ltda. (a company in the Tax and Accounting Consultancy, Planning and Corporate Assistance, Undertaking and Participations field of activity). He has a degree in Business Administration by Sociedade Universitária Augusto Motta – SUAM, from 1978 and a degree in the Accounting Sciences by Faculdade – SOMLEI, from 1980.

For the past five years, he has not had any criminal conviction, any adverse award in administrative proceedings by CVM, or any conviction made final and unappealable, in the judicial or in the administrative sphere, which has suspended or disqualified the practice of professional or commercial activities.

Independent Member, pursuant to the definition of "Independent Director" set forth in Paragraph 1 of Article 41 of the Company's Bylaws.

Name	Date of Birth	Management body	Date of election	Term of Office	Other positions and duties exercised at the issuer
Álvaro Bandeira	June 22, 1950	Fiscal Council	Annual General Meeting to be held on April 30, 2018	Until the Annual General Meeting of 2019	N/A
CPF	Profession	Elective position held	Date of investiture	Was elected by the controlling company	Description of another position/duty
266.839.707-34	Economist	Effective Member	April 30, 2018	Not applicable	N/A
Consecutive terms			Percentage of Participation in the Meetings
1			100%
Professional experience/ Declaration of possible adverse sentences/ Independence criteria:

Mr. Bandeira is the Head-Economist of Corretora Modalmais since 2015, year in which he entered the institution. From 2011 to 2015, he was the Head-Economist of Órama, in which he led the analysis team. He held the same position for over ten years in Ágora Corretora, in which he was also a Partner-Officer. He was the President of the Brazilian Futures Stock Exchange [Bolsa Brasileira de Futuros - BBF], President of the National and regional APIMEC and, for five terms of office, a Director for BVRJ and BM&F, he was also a effective member of the Fiscal Council of Souza Cruz.  He is a lecturer in several Congresses linked to Capital Markets and personal finances, and prepares lectures in universities and companies on the themes relevant to this market. He has a regular column in outlets of the economic area and, in financial education sites, such as Dinheirama and Infomoney. In the latter, he was part of an interactive weekly program with a forum with over 400 logged-in individuals. He is currently a daily columnist for two editions of BandNews FM. With over 40 years of experience in the Capital Market, Mr. Bandeira has a degree in Economics by UFRJ and a postgraduate degree from Coppe-UFRJ.

For the past five years, he has not had any criminal conviction, any adverse award in administrative proceedings by CVM, or any conviction made final and unappealable, in the judicial or in the administrative sphere, which has suspended or disqualified the practice of professional or commercial activities.

Independent Member, pursuant to the definition of "Independent Director" set forth in Paragraph 1 of Article 41 of the Company's Bylaws.

Name	Date of Birth	Management body	Date of election	Term of Office	Other positions and duties exercised at the issuer
Daniela Maluf Pfeiffer	May 30, 1970	Fiscal Council	Annual General Meeting to be held on April 30, 2018	Until the Annual General Meeting of 2019	N/A
CPF	Profession	Elective position held	Date of investiture	Was elected by the controlling company	Description of another position/duty
018.613.777-03	Business Administrator	Effective Member	April 30, 2018	Not applicable	N/A
Consecutive terms			Percentage of Participation in the Meetings
0			N/A
Professional experience/ Declaration of possible adverse sentences/ Independence criteria:

Born on May 30, 1970, Mrs. Pfeiffer works as a Senior Analyst of DXA Investments, an investments firm, since January 2018. She was a partner at Canepa Asset Brasil, a funds management company, and was responsible for investors’ relations from January 2014 to October 2017. She previously worked as a partner at Nova Gestão de Recursos, an investments firm, from October 2011 to June 2013. Currently, Mrs. Pfeiffer is not a member of any management body of a publicly-held company. She was previously a member of the Fiscal Council of Banco Sofisa S.A. from April 2014 to April 2017; a member of the fiscal council of Viver Incorporadora e Construtora S.A. from April 2011 to April 2017; a member of the fiscal council of Banco Panamericano S.A. from September 2010 to April 2014; a member of the fiscal council of Santos Brasil S.A. from 2003 to 2005; a member of the Board of Directors of Brasil Telecom S.A. from 2003 to 2005; a member of the Board of Directors of Telemig Celular S.A. from 2003 to 2005; a member of the Board of Directors of Amazônia Celular S.A. from 2003 to 2005; a member of the Fiscal Council of Amazônia Celular S.A. from 1998 to 2002 and a member of the fiscal council of Telemig Celular S.A. from 1998 to 200. She is an IBGC-certified Fiscal Council member; she has a degree in Administration by UFRJ from 1992 and is currently attending a MBA in Corporate Management at FGV, which is estimated to end in March 2019.

For the past five years, he has not had any criminal conviction, any adverse award in administrative proceedings by CVM, or any conviction made final and unappealable, in the judicial or in the administrative sphere, which has suspended or disqualified the practice of professional or commercial activities.

Independent Member, pursuant to the definition of "Independent Director" set forth in Paragraph 1 of Article 41 of the Company's Bylaws.

Name	Date of Birth	Management body	Date of election	Term of Office	Other positions and duties exercised at the issuer
Piero Carbone	March 15, 1956	Fiscal Council	Annual General Meeting to be held on April 30, 2018	Until the Annual General Meeting of 2019	N/A
CPF	Profession	Elective position held	Date of investiture	Was elected by the controlling company	Description of another position/duty
528.180.477-49	Business Administrator	Alternate Member	April 30, 2018	Not applicable	N/A
Consecutive terms			Percentage of Participation in the Meetings
1			N/A
Professional experience/ Declaration of possible adverse sentences/ Independence criteria:

Mr. Piero Carbone is a member of the Audit Committee of the companies: Ciapam Cia. Agropastoril Mucuri since 2015, Gado e Cana de Açucar Fontes Agropecuária S.A. since 2015, Gado e Cana de Açucar Itaguay Imobiliária e Participações S.A. since 2015 (Commerce and Property Rental), Condor S.A. (Chemistry Industry) since 2014. He worked in the Accounting area of Oi/Telemar, from May 1999 to June 2011 and had a career from Trainee to Audit Manager of PRICEWATERHOUSECOOPERS from 1978 to 1998. He was a member of the Audit Committee of Oi S.A. in 2016. He has a degree in Accounting Sciences from Universidade Santa Úrsula in 1984. He has a MBA in Business Management by Fundação Dom Cabral (2001) and a Higher Course for the Formation of Executive Officers from Universidade Estácio de Sá (1978).

For the past five years, he has not had any criminal conviction, any adverse award in administrative proceedings by CVM, or any conviction made final and unappealable, in the judicial or in the administrative sphere, which has suspended or disqualified the practice of professional or commercial activities.

Independent Member, pursuant to the definition of "Independent Director" set forth in Paragraph 1 of Article 41 of the Company's Bylaws.

Name	Date of Birth	Management body	Date of election	Term of Office	Other positions and duties exercised at the issuer
Wiliam da Cruz Leal	October 03, 1956	Fiscal Council	Annual General Meeting to be held on April 30, 2018	Until the Annual General Meeting of 2019	N/A
CPF	Profession	Elective position held	Date of investiture	Was elected by the controlling company	Description of another position/duty
245.579.516-00	Consultant	Alternate Member	April 30, 2018	Not applicable	N/A
Consecutive terms			Percentage of Participation in the Meetings
0			N/A
Professional experience/ Declaration of possible adverse sentences/ Independence criteria:

Mr. Wiliam has extensive experience in Corporate Governance, Corporate Sustainability, Enterprise Risk Management, Internal Controls, Technology and Information Security. Since 2011 is Managing Partner of Cruz Leal Gestão Empresarial Ltda., Consulting firm specialized in motivation, leadership, technology, corporate governance and sustainability. He is a Board Member certified by IBGC - Brazilian Institute of Corporate Governance since 2009. He worked at Tele Norte Leste Participações S.A., a telecommunications company, from 2000 to 2009, having served as Executive Manager of Corporate Governance Manager Internal controls and Budget and Special Projects Manager and Systems Audit. Previously, he worked at Banco do Brasil S.A., from 1975 to 2000, having served as Executive Manager of changes and Analyst Information Technology Consultant. He is graduated in Mechanical Engineering from Fundação de Ensino Superior de Itaúna, Minas Gerais, in 1980.

For the past five years, he has not had any criminal conviction, any adverse award in administrative proceedings by CVM, or any conviction made final and unappealable, in the judicial or in the administrative sphere, which has suspended or disqualified the practice of professional or commercial activities.

Independent Member, pursuant to the definition of "Independent Director" set forth in Paragraph 1 of Article 41 of the Company's Bylaws.

Name	Date of Birth	Management body	Date of election	Term of Office	Other positions and duties exercised at the issuer
Elvira Baracuhy Cavalcanti Presta	June 18, 1968	Fiscal Council	Annual General Meeting to be held on April 30, 2018	Until the Annual General Meeting of 2019	N/A
CPF	Profession	Elective position held	Date of investiture	Was elected by the controlling company	Description of another position/duty
590.604.504-00	Business Administrator	Alternate Member	April 30, 2018	Not applicable	N/A
Consecutive terms			Percentage of Participation in the Meetings
0			N/A
Professional experience/ Declaration of possible adverse sentences/ Independence criteria:

Mr. Elvira Baracuhy Cavalcanti Presta, born on June 18, 1968, served as Executive Director of Planning and Control of Neoenergia S.A., a company in the electric sector, from 10/2013 to 08/2016. She was Finance Director of MRS Logística S.A., a rail transport company, from 07/2010 to 09/2013. Previously he served as Superintendent of Controllership of Light S.A., a electricity company from 08/2006 to 06/2010. From 2002 to 2005, she worked as executive at ALL Logística S.A. (Brazil and Argentina), a rail transportation company and, at the time, she worked at two rail transportation companies in Argentina. She was Planning and Budget Manager at Americel (Claro) from 2001 to 2002. From 1990 to 1999 she worked at Brahma (Ambev), where she held positions of Trainee and Finance Administrative Manager. Ms. Elvira Baracuhy Cavalcanti Presta was statutory Director of Neoenergia SA, a company in the electricity sector, from 10/2013 to 08/2016, of Companhia de Eletricidade da Bahia (Coelba) from 10/2013 to 08/2016, Companhia de Eletricidade de Pernambuco (Celpe) from 10/2013 to 08/2016, Companhia de Eletricidade do Rio Grande do Norte (Cosern) from 10/2013 to 08/2016 and she was Fiscal Council of Norte Energia SA from 04/2015 to 04/2016. Elvira B. Cavalcanti Presta is a Business Administrator, graduated from Universidade Federal de Pernambuco (UFPE - 1990), she has a Master degree in Corporate Management from the same institution (UFPE - 1997) and a postgraduate degree in Business Management from Fundação Dom Cabral (FDC - 2001). She studied executive education programs in different international schools: IMD (Switzerland - 2015), ESADE (Spain - 2016), University of Chicago Graduate School of Business (United States - 2004) and Universidad Austral (Argentina - 2006). In 2017 she took the Board of Directors training course of the IBGC Brazilian Institute of Corporate Governance.

For the past five years, he has not had any criminal conviction, any adverse award in administrative proceedings by CVM, or any conviction made final and unappealable, in the judicial or in the administrative sphere, which has suspended or disqualified the practice of professional or commercial activities.

Independent Member, pursuant to the definition of "Independent Director" set forth in Paragraph 1 of Article 41 of the Company's Bylaws.

12.6 - For each of the persons that worked as sitting members of the board of directors or the fiscal council for the last year, inform, in a chart, the percentage of participation in the meetings held by the respective body in the same period, that have occurred after taking office

Name	Total of meetings held by the fiscal council since the investiture	Percentage of Participation in the Meetings
Pedro Wagner Pereira Coelho	12	100%
Alvaro Bandeira	12	100%
Gilberto Braga	12	100%

12.7 – Provide the information mentioned in item 12.5 in relation to the members of the statutory committees, as well as the audit, risk, financial and compensation committees, even if such committees or structures are not statutory

No new members of statutory committees, or members of audit, risk, finance and compensation committees, shall be elected.

12.8 - For each of the persons that worked as members of the ordinary committees, as well as the audit, risk, financial and compensation committees, even if such committees or structures are not ordinary, inform, in a chart, the percentage of participation in the meetings held by the respective body in the same period, that have occurred after taking office

Members of existing committees of the Company are not being elected.

12.9.   Marital Relation, Civil Union or Kinship up to second degree

a. Company administrators

There are none.

b. (i) Company administrators and (ii) administrators of directly or indirectly controlled companies of the Company.

There are none.

c. (i) Company administrators or administrators of its directly or indirectly controlled companies and (ii) direct or indirect controlling companies of the Company

There are none.

d. (i) Company administrators and (ii) administrators of direct or indirect controlling companies of the Company

There are none.

12.10 – Subordination, service or control relationships maintained in the last 3 financial years, between the Company administrators and:

a.   A company directly or indirectly controlled by the Company

There are none.

b.   Direct or indirect controlling company of issuer

There are none.

c.    If relevant, supplier, debtor or creditor clients of the Company, of its controlled company or controlling companies or controlled companies of one of such persons

There are none.

EXHIBIT III

ITEM 13.1 TO 13.16 OF THE REFERENCE FORM

13.1 – Description of compensation policy or practice, including for the non-statutory board

Compensation policy or practice for the Management Board, statutory and non-statutory boards, Audit Council, the Corporate Governance and Finance, Risk and Contingency, Engineering, Technology and Networking, and People, Appointments and Compensation committees, addressing the following aspects:

a.               Objectives of compensation policy or practice

The compensation policy applied by the Company has the following objectives:

•         attract, retain and encourage the high performance of its executives to develop and implement the Company's business strategies;

•         provide competitive compensation levels vis à vis those provided by the selected markets;

•         align with the short, medium and long-term interests of the Company's shareholders; and

•         be simple, transparent and easy to understand for shareholders.

Management Board, Audit Council, Corporate Governance and Finance, Risk and Contingency, Engineering, Technology and Networking and People, Appointments and Compensation committees

The compensation philosophy and policies apply to the members of the Management Board and the respective committees, as well as to the members of the Audit Council.

The governance model of the Company and its subsidiaries includes a Management Board with strong presence and aligned to the shareholders' short-, medium- and long-term interests, and contribute value to the company by combining different expertise, experience and operating focus.

The members of the Management Board, the respective committees, and the Audit Council represent the Company shareholders' interests, being outstanding professionals in their respective fields of activity. Due to such skills, they receive fixed monthly fees in line with the best market practices.

Statutory and Non-Statutory Boards

The Company applies the same compensation philosophy and strategy to Statutory and Non-Statutory Officers, i.e., offering fair compensation to its executives against vis à vis the market benchmark, considering the scope of action and seniority of the incumbent officer, providing a unique total earning opportunity based on the short and long-term business results and the individual performance of the executives, to ensure the company's ability to attract, retain and encourage the executives' high performance by aligning their interests with those of the shareholders.

To achieve this goal, the Company adopts a targeted approach by organizational levels, defining a specific strategy for each compensation line, in order to balance the impact of each compensation item on the market practices and business objectives, ensuring competitiveness of the total compensation against the market.

The compensation applied to the Statutory and Non-Statutory Officers consists of the fixed compensation (salary/pro-labore and benefits) and variable compensation (short and long-term incentive) portions, per the details of the aforementioned portions in the information on compensation components. The variable compensation related to fiscal year 2018 also includes extraordinary compensation for strategic executives, aiming at ensuring the sustainability of the business in an environment of uncertainties and with a high degree of challenges, as well as rewarding the success of the Judicial Reorganization Plan.

b.               Compensation components

The Company's compensation policy follows the same philosophy for all its subsidiaries, and provides the same components for all of them.

i.         Description of the compensation items and each one's objectives

MANAGEMENT BOARD

Fixed Compensation

Pro-Labore: the compensation for the Management Board consists solely of fixed monthly compensation (fees). The compensation is intended to compensate the position's action scope, as well as the performance of the officer in the role, within the responsibility scope assigned to the Company's Management Board. The compensation follows market compensation benchmarks for companies with similar size and capital structure, in line with the Company's Compensation strategy, in addition to considering the time dedicated to the respective management body.

Attending Comittees: the members of the Management Board who attend the Company's committees are paid a fixed monthly amount (fees), with the purpose of compensating the activities related to said committee. This monthly fixed amount compensates the additional responsibilities of the committee members within the responsibility scope assigned to the members, using the market amount benchmarks for companies of similar size and capital structure, in line with the Company's Compensation strategy.

Pursuant to the Brazilian Corporate Law and the Company's Articles of Incorporation, the shareholders, meeting at the Annual General Meeting, are responsible for defining on an annual basis the total compensation amount for the management board members. However, the Management Board is responsible for deciding on the allocation of the amount between its members and those of the Board of Directors.

Variable compensation

The Management Board members are not eligible for variable compensation.

FISCAL COUNCIL

Fixed Compensation

Pro-Labore: the compensation for the Fiscal Council consists solely of fixed monthly compensation (fees). The compensation is intended to compensate the services rendered by each council member, within the responsibility scope assigned to the Company's Fiscal Council. Alternate members are only compensated when they assume the role due to vacancy, disqualification or absence of the respective incumbent member. The compensation for the Fiscal Council members is defined according to the percentage of the average compensation assigned to the Statutory Officers. The compensation for the Fiscal Council members is defined by the General Meeting electing them, subject to paragraph 3 of Article 162 of the Brazilian Corporation Law.

Variable compensation

The Audit Council members are not eligible for variable compensation.

STATUTORY AND NON-STATUTORY BOARDS

Fixed Compensation

Salary: it is intended to compensate the position's action scope, as well as the performance of the officer in the role, within the assigned responsibility scope.

The Company's strategy consists of positioning the executives' base salaries in line with the market median, in order to balance the overhead and ensure competitiveness for this compensation portion.

The Company uses Hay's position evaluation methodology as a tool to establish both the internal balance, defining levels that cluster functions of similar size, complexity and business impact, as well as to establish precise market benchmarks.

The wage bands are defined according to the market benchmarks, with minimum and maximum amplitudes that allow recognizing the incumbents' performance in relation to the market amouny for the position.

Direct and indirect benefits: the Company applies a benefits policy in line with the market practices, in order to offer its employees medical care, dental care, pharmacy assistance, group life insurance, meal allowances, private pension plan, and other programs, which, together with the fixed and variable compensation, make the compensation package competitive and attractive for the market.

Post-Employment Benefits: The Company offers to all its employees the possibility of participating in the private pension plan – an option at the employee's free discretion – in order to make his/her compensation package more attractive.

Miscellaneous (Social Security): On a monthly basis, the Company contributes to the National Social Security Institute (INSS), addressing its mandatory nature and safeguarding its employees regarding future retirement, the need for pension for death, sickness benefits, accident aid, etc..

Variable compensation

The variable compensation applied to Statutory and Non-Statutory Officers is based on the short- and long-term incentive, as detailed in the aforementioned portions:

Short-Term Incentives ("Bonuses"): includes the annual sharing of the Company's profits, defined through measurable indicators and targets derived from the business plan and the annual budget approved by the Management Board. It is intended to encourage and reward based on the outcome of the business plan for the year, as well as to provide meritocratic recognition to the executives' individual performance, and to ensure competitiveness in the market.

In addition to recognizing and rewarding, the short-term incentive program works as a tool to ensure clarity and focus on key performance indicators that ensure superior performance of the business plan.

The program provides that, on an annual basis, once the business plan is approved, the key earning, financial and/or operating excellence indicators are defined, which will be measured for compensation purposes.

The Company's strategy is to position the gain opportunity in program at the third quartile of the market for earnings in line with the business plan, which may yield a higher gain opportunity due to superior business results and the individual performance of the executives.

The target reward levels for expected results, as well as the caps, are defined by organizational level based on the prevailing market values and compensation mix.

Long-Term Incentives ("Share-Based Compensation"):

The Long Term Incentive Program (2015-17), approved by the Company's Management Board on 3/13/2015, seeks to better align with the Company's new management cycle and business priorities. The Program consists of paying out a gross cash award, pursuant to the Labor Code, as a consequence of meeting the stipulated targets for the years from 2015 to 2017. The gross cash award is based on the Company's share price. We also inform that the beneficiaries will not be entitled to receive Company shares, since the Program does not provide for the transfer of shares to its beneficiaries.

Extraordinary compensation for 2018

Extra bonuses are also included for retention of strategic executives in the medium and long term, aiming at ensuring the business sustainability in an uncertain, highly challenging environment, and at rewarding the success of the Judicial  Reorganization Plan.

ii.       Proportion of each item in the total compensation against the last 3 fiscal years

The table below depicts the proportion of each item in the total compensation paid to the Company's management in the periods indicated therein:

(as a percentage)	Management Board	Fiscal Council	Statutory Board	Non-Statutory Board
	2017
Fixed compensation	100.00	100.00	53.56	69.90
Variable compensation – bonus	0.00	0.00	43.35	3.67
Variable compensation – ILP	0.00	0.00	3.09	26.43
	2016
Fixed compensation	100.00	100.00	51.34	53.64
Variable compensation – bonus	0.00	0.00	38.29	29.42
Variable compensation – ILP	0.00	0.00	10.37	16.94
	2015
Fixed compensation	100.00	100.00	70.31	55.01
Variable compensation – bonus	0.00	0.00	29.69	44.99
Variable compensation – ILP	0.00	0.00	0.00	0.00

Considering Fixed Compensation (Salary/Pro-Labore, direct and indirect benefits), post-employment benefit and miscellaneous (INSS).

iii.              Methodology for calculating and adjusting each of the compensation items

Pursuant to the Brazilian Corporate Law and the Company's Articles of Incorporation, the shareholders, meeting at the Annual General Meeting, are responsible for defining on an annual basis the total compensation amount for the management board members. However, the Management Board is responsible for deciding on the allocation of the amount between its members and those of the Board of Directors.

The compensation policy provides the following calculation methodology:

Fixed compensation: for Statutory and Non-Statutory Officers, the annual fixed compensation includes monthly salary, 13th salary and 1/3 vacation bonus.  The fixed compensation may be adjusted according to the results of the salary surveys carried out, without being mandatory, not being subject to a specific rule or fixed percentage, but rather aiming to maintain the Company's competitiveness strategy.

Variable compensation: The variable compensation applied to Statutory and Non-Statutory Officers is based on the short- and long-term incentive, detailing the aforementioned portions in the information on the compensation components: It should be noted that the Management Board and Audit Council members are paid only the fixed compensation.

Short-Term Incentives ("Bonuses"): The bonus calculation parameters include Oi's financial and quality performance quantitative indicators, i.e. Revenue, Expenses, Quality of the services provided, etc., defined on an annual basis by the Management Board (the 2017 Executive Bonus Program was approved on 2/1/17). The calculation form considers the performance of each individual indicator in relation to the achievement of the respective goals established for the year, varying from 0% to 200%, with a target bonus of 100% if the established goals are met, and 200% as the maximum bonus scheduled.

Long-Term Incentives ("Share-Based Compensation"): The 2015-2017 Long-Term Incentive portion is calculated based on the amount of the Target Executive Bonus to which the Beneficiary is eligible on the date of execution of the respective agreement, and the gross cash reward is based on the price of the Company's shares and the achievement of corporate strategic goals established throughout the term.

Direct and indirect benefits: The entire benefits package is considered, and its calculation methodology and adjustment criteria are oriented according to the annual approval in a collective agreement. Further details of the benefits offered can be found in Table 14.3 (b).

Post-Employment Benefits: On a monthly basis, the Company contributes an amount equivalent to that contributed by the employee to the private pension plan, in addition to paying in full the management and insurance fees defined by the plan. No adjustments to the plan during its term are allowed.

Miscellaneous (Social Security): The Social Security portion is calculated based on the compensation paid to the employee. This portion includes all other mandatory fees, such as SAT Occupational Accident Insurance; INCRA and SEBRAE, as set forth by the National Social Security Institute. No internal adjustment rules apply; only the standards and rules established by the Federal Government are followed.

iv.              Reasons for the compensation components

The fixed and variable compensation components are defined based on market benchmarks that allow recognizing the seniority of the incumbents in relation to the market value for the position.

The Company leverages executive compensation surveys conducted from time to time by independent consulting firms to determine the competitiveness levels for the various compensation components (salaries, benefits, short-term and long-term incentives).

v.                The existence of members not paid by the issuer, and the reason for that fact

Not applicable.

c.                Key performance indicators are taken into account when determining each compensation item

The Management Board and Audit Council members are only eligible for fixed compensation according to a market practice, and are not subject to performance indicators. Conversely, Statutory or Non-Statutory Officers are eligible for variable compensation and are subject to performance indicators, as detailed below.

Short-Term Incentives (Bonuses):

The bonus calculation parameters include Oi's financial and quality performance quantitative indicators, i.e. Revenue, Expenses, Quality of the services provided, etc., defined on an annual basis by the Management Board (the 2017 Executive Bonus Program was approved on 2/1/17). The calculation form considers the performance of each individual indicator in relation to the achievement of the respective goals established for the year, varying from 0% to 200%, with a target bonus of 100% if the established goals are met, and 200% as the maximum bonus scheduled.

Long-Term Incentives (Share-Based Compensation)

The 2015-2017 Long Term Incentive Program, approved by the Company's Management Board on 3/13/2015, seeks to better align with the Company's new management cycle and business priorities. This new plan deems performance indicators the same indicators that make up the Annual Executive Bonus for the 2015-2017 period, in addition to the valuation of the Company's share price in the market.

There are no linked performance indicators to determine the base salary, benefits and any other compensation components.

d.               How compensation is structured to reflect the performance indicators evolution

The Management Board and Audit Council members are only eligible for fixed compensation according to a market practice, and are not subject to performance indicators. Conversely, Officers are eligible for variable compensation and are subject to performance indicators, as detailed below.

Short-term Incentive [Bonus]: is intended to encourage and reward based on the outcome of the business plan for the year, as well as to provide meritocratic recognition to the executives' individual performance. The short-term incentive [STI] program works as a tool to ensure clarity and focus on key performance indicators [KPIs] that ensure superior performance of the business plan.

The bonus calculation parameters include Oi's financial and quality performance quantitative indicators, i.e. Revenue, Expenses, Quality of the services provided, etc., defined on an annual basis by the Management Board (the 2017 Executive Bonus Program was approved on 2/1/17). The calculation form considers the performance of each individual indicator in relation to the achievement of the respective goals established for the year, varying from 0% to 200%, with a target bonus of 100% if the established goals are met, and 200% as the maximum bonus scheduled.

Long-Term Incentive (share-based compensation): is intended to foster the achievement of medium- and long-term Corporate goals, providing executives with a stake in the Company's development, aligning their interests with those of teh shareholders. In addition, the Long-Term Program enables the Company to attract and retain top-line professionals, providing them the opportunity to be rewarded for the generation of shareholder value.

e.               How the compensation policy or practice is aligned with the interests of the short-, medium- and long-term issuer

The Company's compensation policy offers a fair compensation to its executives against the market benchmark, considering the action scope and seniority of the incumbent. The unique total gain opportunity is based on the results of the business in the short, medium and long term and the executives' individual performance on these results, in order to ensure the company's ability to attract, retain and motivate the executives, aligning their interests with the shareholders' interests.

In this sense, the short-term incentive variable compensation is in line with the Company's short-term interests, while the long-term variable compensation is aligned with the Company's and shareholders' interests in the medium and long term.

f.                Existence of compensation supported by subsidiaries, controlled companies, direct or indirect parent companies

Not applicable. No compensation portions are paid to managers and other individuals mentioned in the heading of item "13.1" of this Reference Form, based on holding a position with the issuer, are supported by subsidiaries, controlled companies or direct and indirect parent companies, notwithstanding the compensation portions not related to the position with the issuer, as detailed in table "13.15" of this Reference Form.

g.               Existence of any compensation or benefit linked to a particular corporate event, such as the divestiture of the issuer's corporate control

The Statutory Officers are provide compensation linked to particular corporate events, with conditional clauses, and no payments are forecast for 2018.

13.2 – Total compensation to the management board, statutory board and audit council, recognized in the result of the last 3 fiscal years, and the compensation forecast for the current fiscal year

Total compensation for the current fiscal year – Annual Amounts

	Management Board	Statutory Board	Audit Council	Total

Total number of members	11,00	3,50	4,00	18,50
Number of paid members	11,00	3,50	4,00	18,50
Fixed annual compensation
Salary or pro-labore	5.521.178,40	8.042.736,77	849.047,00	14.412.962,17
Direct and indirect benefits		2.041.630,40		2.041.630,40
Membership in committees	1.341.193,60			1.341.193,60
Miscellaneous		22.294.090,41		22.294.090,41
Variable compensation
Bonus		38.637.761,14		38.637.761,14
Profit sharing
Attendance to meetings
Commissions
Miscellaneous
Post-termination		395.842,81		395.842,81
Position termination
Share-based		3.201.602,46		3.201.602,46

Total compensation	6.862.372,00	74.613.664,00	849.047,00	82.325.083,00

Note: Data disclosed per the Compensation policy scheduled for 2018. In addition to the number of effective members listed in the table above, the reported compensation considers the alternate members of the Board of Directors.

Total compensation for the Fiscal Year on 12/31/2017 – Annual Amounts

	Management Board	Statutory Board	Audit Council	Total

Total number of members	11.00	3.25	3.33	17.58
Number of paid members	9.75	3.25	3.33	16.33
Fixed annual compensation
Salary or pro-labore	4,306,142.00	13,152,871.06	379,916.67	17,838,929.73
Direct and indirect benefits		1,995,682.40		1,995,682.40
Membership in committees	2,264,509.84			2,264,509.84
Miscellaneous		7,527,435.98		7,527,435.98
Variable compensation
Bonus		18,689,384.87		18,689,384.87
Profit sharing
Attendance to meetings
Commissions
Miscellaneous
Post-termination		418,564.89		418,564.89
Position termination
Share-based		1,333,741.08		1,333,741.08

Total compensation	6,570,651.84	43,117,680.28	379,916.67	50,068,248.79

Note: The number of members corresponds to the annual average of the number of members in each body, determined on a monthly basis, as provided for in the CVM Circular Letter.  In addition to the number of effective members listed in the table above, the reported compensation considers the alternate members of the Board of Directors.

Total compensation for the Fiscal Year on 12/31/2016 – Annual Amounts

	Management Board	Statutory Board	Audit Council	Total

Total number of members	9.83	3.75	4.00	17.58
Number of paid members	9.83	3.75	4.00	17.58
Fixed annual compensation
Salary or pro-labore	4,757,825.23	11,054,240.06	467,540.00	16,279,605.29
Direct and indirect benefits		1,095,444.89		1,095,444.89
Membership in committees	2,629,993.37			2,629,993.37
Miscellaneous		3,538,305.14		3,538,305.14
Variable compensation
Bonus		12,054,188.05		12,054,188.05
Profit sharing
Attendance to meetings
Commissions
Miscellaneous
Post-termination		473,122.56		473,122.56
Position termination
Share-based		3,265,861.11		3,265,861.11

Total compensation	7,387,818.60	31,481,161.81	467,540.00	39,336,520.41

Note: The number of members corresponds to the annual average of the number of members in each body, determined on a monthly basis, as provided for in the CVM Circular Letter.  In addition to the number of effective members listed in the table above, the reported compensation considers the alternate members of the Board of Directors.

Total compensation for the Fiscal Year on 12/31/2015 – Annual Amounts

	Management Board	Statutory Board	Audit Council	Total

Total number of members	13.67	4.33	4.00	22.00
Number of paid members	12.67	4.33	4.00	21.00
Fixed annual compensation
Salary or pro-labore	6,032,997.39	8,654,794.99	465,600.00	15,153,392.38
Direct and indirect benefits		942,974.69		942,974.69
Membership in committees	1,021,676			1,021,676.00
Miscellaneous		2,960,870.26		2,960,870.26
Variable compensation
Bonus		5,459,745.50		5,459,745.50
Profit sharing
Attendance to meetings
Commissions
Miscellaneous
Post-termination		367,839.47		367,839.47
Position termination
Share-based

Total compensation	7,054,673.39	18,386,224.91	465,600.00	25,906,498.30

Note: The number of members corresponds to the annual average of the number of members in each body, determined on a monthly basis, as provided for in the CVM Circular Letter.  In addition to the number of effective members listed in the table above, the reported compensation considers the alternate members of the Board of Directors.

13.3 – Variable compensation to the management board, statutory board and audit council in the last 3 fiscal years, and the compensation forecast for the current fiscal year

Current Fiscal Year
	Management Board	Board of Directors	Audit Council	Total
Total Number of Members	11.00	3,50	4.00	18,50
Number of Paid Members	11.00	3,50	4.00	18,50
In relation to the Bonus:
Minimum expected amount	-	0.00	-	0.00
Maximum expected amount	-	43,007.727.94	-	43,007.727.94
Estimated value if the established targets were met	-	38,637.761.14	-	38,637.761.14
In relation to Profit Sharing	-		-
Minimum expected amount	-	0.00	-	0.00
Maximum expected amount	-	0.00	-	0.00
Estimated value if the established targets were met	-	0.00	-	0.00

Fiscal Year ended December 2017
	Management Board	Board of Directors	Audit Council	Total
Total Number of Members	11.00	3.25	3.33	17.58
Number of Paid Members	9.75	3.25	3.33	16.33
In relation to the Bonus:
Minimum expected amount	-	0.00	-	0.00
Maximum expected amount	-	43,246,671.40	-	43,246,671.40
Estimated value if the established targets were met	-	21,623,335.70	-	21,623,335.70
Amount actually recognized	-	18,689,384.87	-	18,689,384.87
In relation to Profit Sharing	-		-
Minimum expected amount	-	0.00	-	0.00
Maximum expected amount	-	0.00	-	0.00
Estimated value if the established targets were met	-	0.00	-	0.00

Fiscal Year ended December 2016
	Management Board	Board of Directors	Audit Council	Total
Total Number of Members	9.83	3.75	4.00	17.58
Number of Paid Members	9.83	3.75	4.00	17.58
In relation to the Bonus:
Minimum expected amount	-	0.00	-	0.00
Maximum expected amount	-	39,660,000.00	-	39,660,000.00
Estimated value if the established targets were met	-	19,830,000.00	-	19,830,000.00
Amount actually recognized	-	12,054,188.05	-	12,054,188.05
In relation to Profit Sharing	-		-
Minimum expected amount	-	0.00	-	0.00
Maximum expected amount	-	0.00	-	0.00
Estimated value if the established targets were met	-	0.00	-	0.00
Amount actually recognized	-	0.00	-	0.00

Fiscal Year ended December 2015
	Management Board	Board of Directors	Audit Council	Total
Total Number of Members	13.67	4.33	4.00	22.00
Number of Paid Members	12.67	4.33	4.00	21.00
In relation to the Bonus:
Minimum expected amount	-	0.00	-	0.00
Maximum expected amount	-	39,960,000.00	-	39,960,000.00
Estimated value if the established targets were met	-	19,980,000.00	-	19,980,000.00
Amount actually recognized	-	5,459,745.50	-	5,459,745.50
In relation to Profit Sharing	-		-
Minimum expected amount	-	0.00	-	0.00
Maximum expected amount	-	0.00	-	0.00
Estimated value if the established targets were met	-	0.00	-	0.00
Amount actually recognized	-	0.00	-	0.00

The members of the Management Board and the Audit Council are not eligible for variable compensation.

13.4 – Share-based compensation plan for the management board and the statutory board, in force in the last fiscal year and scheduled for the current fiscal year

Regarding the share-based compensation plan for the management board and statutory board, in force for the last fiscal year and estimated for the current fiscal year, we hereby inform that the 2012-2015 Long-Term Bonus Program has been replaced with the 2015-2017 Long-Term Incentive Program, without the application of any type of payment, with no statutory director eligible for the 2012-2015 Long-Term Bonus Program.

The members of the Management Board are not eligible for such Program.

a) General terms and conditions

The 2015-2017 Long-Term Incentive Program, approved by the corporate Management Board on 3/13/2015, consists of paying out a gross cash award, pursuant to the Labor Code, as a consequence of meeting the stipulated targets for the years from 2015 to 2017. The gross cash award is based on the Company's share price, among other factors. Under this program, the beneficiary is not entitled to receive shares of the Company, since the Program does not provide for the transfer of shares to its beneficiaries.

The program has a long-term nature and is based on the concept that long-term results are achieved by achieving annual goals in a consistent, sustainable manner.

The program considers the price of the Company's shares and is based on the average of the last 30 share prices prior to the Program launch date (3/30/2015). By participating in the Long-Term Incentive Program, the statutory directors will be eligible, for a period of three (3) years (2015, 2016 and 2017), to payments corresponding to a “Number of Reference Shares”. Such "Number of Reference Shares" is divided into three (3) equal lots, annually converted into cash based on the price of the Company's shares at the Market Price. The "Number of Reference Shares" is calculated based on the amount of the Target Executive Bonus to which the Beneficiary is eligible on the date of execution of the respective agreement, according to this formula:

Number of Reference Shares = N x annual target bonus amount

                                                                Share Price

Where "Share Price" is based on the average of the last 30 prices of the Company's shares prior to 3/30/2015 (Program launch date).

The beneficiary's entitlement to receive each of the annual lots of the Long-Term Incentive Program is contingent upon the achievement of the corporate goals for the Company's Short-Term Incentive ("Bonus"). Corporate goals are defined on an annual basis by the Management board, within the scope of the Executive Bonus Program, in line with the Business Plan development.

Adjustments

Although the beneficiary is not entitled to receive shares of the Company – since the Program does not provide for the transfer of shares to its beneficiaries –, the plan states that any gains earned by a shareholder during the calculation period (2015-2017) are included in the plan, seeking increased alignment of management interests with the shareholders' interests. This way, the amount equivalent to the allocation of earnings to shareholders (dividends, bonuses, interest on own capital ("IOC") or any payment equivalent thereto) will be converted into an additional number of Reference Shares, allocated to each participant, based on the share price on the date of approval of said allocation by the relevant corporate body. In the same line, an adjustment will apply in case of change in the number of shares in which the Company's capital stock is divided, by virtue of a reverse split, split or stock bonus, in proportion to such change.

b) Key objectives of the plan

The Long-Term Incentive Program aims to promote the high commitment of its executives and keep them committed to ensure the achievement of the strategic goals, also ensuring their alignment and permanence in the medium and long term.

c) How the plan contributes to these objectives

The Long-Term Incentive Program fosters the achievement of the strategic goals for years 2015-2017, in addition to valuing the Company's shares. Thus, the Program fosters the engagement and commitment of its executives in the short, medium and long term, providing the beneficiaries with a share in the Company's development and the opportunity to be rewarded based on the shareholder value generation.

d) How the plan fits into the issuer's compensation policy

The Long-Term Incentive Program is a part of a set of compensation, retention and alignment instruments for the Company's Executives. This plan is defined as a long-term incentive, an integral part of the Executives' variable compensation, since the payment of bonuses to the beneficiaries is linked to the valuation of shares during the program period (2015-2017).

e) How the plan aligns the managers' and teh issuer's interests in the short, medium and long term

The Long-Term Incentive Program includes the Company's performance factor by meeting the company's short-term strategic goals, as well as considering the valuation of the Company's shares over the Program term (2015-2017). This way, the plan aligns the interests of the managers and the interests of the Company in the short, medium and long term, offering the beneficiaries the opportunity to be rewarded through shareholder value generation.

f) Maximum number of shares covered

Not applicable. The Long-Term Incentive Program does not provide for the transfer of shares to its beneficiaries.

g) Maximum number of options to be granted

Not applicable. The Long-Term Incentive Program does not provide for the transfer of shares to its beneficiaries.

h) Share acquisition conditions

Not applicable. The Long-Term Incentive Program does not provide for the transfer of shares to its beneficiaries.

i) Criteria applied to define the acquisition or exercise price

Not applicable. The Long-Term Incentive Program does not provide for the transfer of shares to its beneficiaries.

j) Criteria applied to define the exercise period

Not applicable. The Long-Term Incentive Program does not provide for the transfer of shares to its beneficiaries.

k) Settlement form

Not applicable. The Long-Term Incentive Program does not provide for the transfer of shares to its beneficiaries.

l) Constraints on shares transfer

Not applicable. The Long-Term Incentive Program does not provide for the transfer of shares to its beneficiaries.

m) Criteria and events that, when verified, lead to the suspension, alteration or removal of the plan

Pursuant to item (a), the plan should be adjusted in the event of a potential change in the number of shares in which the Company's capital stock is divided by virtue of a reverse split, split or stock bonus, in proportion to such change. The plan may also be adjusted in case of (i) allocation of dividends or other equivalent proceeds; and (ii) corporate restructuring operations involving the Company, including, but not limited to, merger, spin-off, and/or merger of shares.

n) Effects of the manager's leaving the issuer's bodies on his/her rights under the stock-based compensation plan

The beneficiary should retain the full exercise of his/her duties, without interruption, until December 31, 2017.

In the event that the beneficiary, acting on self-interest, leaves the Company, or if the beneficiary is dismissed by the Company for cause, the payment of any balances relating to annual installments to which the beneficiary is not entitled until then, even on a monthly pro rata basis, shall not be due.

In the event that the beneficiary's termination is initiated by the Company before December 31, 2017, any balances relating to the worked shall be payable, on a monthly pro rata basis.

13.5 – Share-based compensation for the management board and the statutory board, recognized in the result of the last 3 fiscal years and scheduled for the current fiscal year

Most of the information in the table below does not apply to the 2015-2017 Long-Term Incentive Program, which is further detailed in item 13.4, since the Program does not provide for the transfer of shares to its beneficiaries. The Program considers the price of the Company's shares, among other factors, to define the gross cash award to be paid as a long-term incentive to the statutory officers.

Share-based compensation for the current fiscal year – Annual Amounts

	Management Board	Statutory Board	Total

Total number of members	0.00	3.50	3.50
Number of paid members	0.00	2.00	2.00
Weighted average exercise price:
of outstanding options at the beginning of the fiscal year	-	-	-
of the options lost during the fiscal year	-	-	-
of the options exercised during the fiscal year	-	-	-
of the options expired during the fiscal year	-	-	-
Potential dilution in case of exercise of all options granted	-	-	-

Share-based compensation for the Fiscal Year on 12/31/2017 – Annual Amounts

	Management Board	Statutory Board	Total

Total number of members	0.00	3.25	3.25
Number of paid members	0.00	3.25	3.25
Weighted average exercise price:
of outstanding options at the beginning of the fiscal year	-	-	-
of the options lost during the fiscal year	-	-	-
of the options exercised during the fiscal year	-	-	-
of the options expired during the fiscal year	-	-	-
Potential dilution in case of exercise of all options granted	-	-	-

Share-based compensation for the Fiscal Year on 12/31/2016 – Annual Amounts

	Management Board	Statutory Board	Total

Total number of members	0.00	3.75	3.75
Number of paid members	0.00	3.75	3.75
Weighted average exercise price:
of outstanding options at the beginning of the fiscal year	-	-	-
of the options lost during the fiscal year	-	-	-
of the options exercised during the fiscal year	-	-	-
of the options expired during the fiscal year	-	-	-
Potential dilution in case of exercise of all options granted	-	-	-

Share-based compensation for the Fiscal Year on 12/31/2015 – Annual Amounts

	Management Board	Statutory Board	Total

Total number of members	0.00	0.00	0.00
Number of paid members	0.00	0.00	0.00
Weighted average exercise price:
of outstanding options at the beginning of the fiscal year	-	-	-
of the options lost during the fiscal year	-	-	-
of the options exercised during the fiscal year	-	-	-
of the options expired during the fiscal year	-	-	-
Potential dilution in case of exercise of all options granted	-	-	-

Note that most of the information in the table below does not apply to the 2015-2017 Long-Term Incentive Program, which is further detailed in item 13.4, since the Program does not provide for the transfer of shares to its beneficiaries. The Program considers the price of the Company's shares, among other factors, to define the gross cash award to be paid as a long-term incentive to the statutory officers.

Current Fiscal Year

	Management Board	Statutory Board	Total

Granting of stock options (Incentive Granting)
Grant Date (Date of Incentive Grant)	-	3/30/2015	3/30/2015
Number of options granted	-	-	-
Deadline for options to become exercisable	-	-	-
Deadline for the exercise of options	-	-	-
Deadlined for shares transfer restriction	-	-	-
Fair value of the options at the date of each grant (Incentive Amount)	-	3,240,000.00	3,240,000.00

Fiscal Year ended 12/31/2017

	Management Board	Statutory Board	Total

Granting of stock options (Incentive Granting)
Grant Date (Date of Incentive Grant)	-	3/30/2015	3/30/2015
Number of options granted	-	-	-
Deadline for options to become exercisable	-	-	-
Deadline for the exercise of options	-	-	-
Deadlined for shares transfer restriction	-	-	-
Fair value of the options at the date of each grant (Incentive Amount)	-	1,333,741.08	1,333,741.08

Fiscal Year ended 12/31/2016

	Management Board	Statutory Board	Total

Granting of stock options (Incentive Granting)
Grant Date (Date of Incentive Grant)	-	3/30/2015	3/30/2015
Number of options granted	-	-	-
Deadline for options to become exercisable	-	-	-
Deadline for the exercise of options	-	-	-
Deadlined for shares transfer restriction	-	-	-
Fair value of the options at the date of each grant (Incentive Amount)	-	3,265,861.11	3,265,861.11

Fiscal Year ended 12/31/2015

	Management Board	Statutory Board	Total

Granting of stock options (Incentive Granting)
Grant Date (Date of Incentive Grant)	-	-	-
Number of options granted	-	-	-
Deadline for options to become exercisable	-	-	-
Deadline for the exercise of options	-	-	-
Deadlined for shares transfer restriction	-	-	-
Fair value of the options at the date of each grant (Incentive Amount)	-	-	-

13.6 – Information on the outstanding options held by the management board and statutory board at the end of the last fiscal year

No outstanding options are held by the management board and board of directors.

13.7 – Options exercised and shares delivered relating to the share-based compensation for the management board and statutory board in the last 3 fiscal years

No options were exercised and no shares were delivered relating to the share-based compensation of the Company under the 2015-2017 Long-Term Bonus Program. The Long-Term Incentive Program does not provide for the transfer of shares to its beneficiaries.

13.8 – Information required to understand the data disclosed in items 13.5 to 13.7 – Shares and options pricing method

Not applicable. No options were exercised and no shares were delivered relating to the share-based compensation of the Company under the 2015-2017 Long-Term Bonus Program. The Long-Term Incentive Program does not provide for the transfer of shares to its beneficiaries.

13.9 – Report the number of shares or quotas directly or indirectly held, in Brazil or abroad, and other securities convertible into shares or quotas, issued by the issuer, its direct or indirect controllers, subsidiaries or companies under shared control, by members of the management board, statutory board or the audit council, grouped by body.

The members of the Management Board, Statutory Board and Audit Council hold shares in relation to the Company only, not holding any share interest in the subsidiaries.

Shares issued by the Company - December 31, 2017

Shareholders	CS	PS
Board of Directors	1,158	4
Statutory Board	1,446	19
Fiscal Council	2	2
Total	2,606	25

13.10 – Information on current pension plans granted to members of the board of directors and statutory directors

The Company sponsors the PBS-Telemar, BRTPREV and TCSPREV Pension Plans. However, none of the members of the Board of Directors, Statutory Board of Executive Officers and Audit Council are enrolled in these Plans, and the plans are closed for new accessions.

The information shown in the table below and in item 13.2 of this Reference Form refer to the TelemarPrev Pension Plan sponsored by the Company together with Oi Móvel S.A. and Telemar Norte Leste S.A., per section 14 of this Reference Form.

	Board of Directors	Statutory Management
No. of members	0	2
No. of compensated members	0	2
Plan´s Name	-	TelemarPrev
Quantity of administrators that have conditions to retire	-	1
Conditions to retire in advance	-	50 years-old and 5 years Bond to the Benefit Plan
Updated value of the contributions accrued in the social-security plan until the closing of the last fiscal year, discounted the part related to the payments made directly by the administrators	-	R$ 1,778,233.51
Total value accrued of the contributions made during the last fiscal year, discounted the part related to payments made directly by the administrators	-	R$ 296.983,96
Possibility of early redemption and conditions	-	According to the time bound to the Benefit Plan. Maximum of 80% of the payments made by Sponsor

13.11 – Maximum, minimum and average individual compensation for the board of directors, statutory board, and the audit council

Justification for failure to complete the table:

The effectiveness of this item is suspended in relation to the members of IBEF, due to a decision rendered by the 5th Federal Court of the Judiciary Section of Rio de Janeiro, in the file of ordinary action No. 0002888-21.2010.4.02.5101, filed by IBEF itself.

13.12 – Compensation or indemnification mechanisms for managers in the event of dismissal or retirement

Statutory Officers have agreements that establish indemnification in the case of dismissal from the position during office. The application of this mechanism is not forecast for 2018.

13.13 – Regarding the last 3 fiscal years, indicate the percentage from the total compensation held by managers and members of the audit council who are parties related to the controlling parties

In view of the termination of the shareholders' agreements applicable to the Company, in addition to the fact that no shareholders are capable of individually exercising control over Oi, the Company no longer has a defined controlling party.Fiscal Year ended December 31,

	2017	2016	2015
Board of Directors	0.00%	14.59%	71.65%
Statutory Board of Directors	0.00%	0.00%	0.00%
Fiscal Council	0.00%	0.00%	0.00%

13.14 – Regarding the last 3 fiscal years, report the compensation paid to managers and members of the audit council, grouped by body, received for any reason other than the position they hold

No compensation was paid to members of the Board of Directors, Statutory Board and the Fiscal Council for any reason other than the position they hold.

13.15 – Regarding the last 3 fiscal years, please report the amounts recognized in the results of direct or indirect controllers of companies under shared control and of the issuer's subsidiaries, such as compensation paid to the members of the management board, statutory board or audit council of the issuer, grouped by body, detailing the reason for assigning such amounts to such individuals

2017	Board of Directors	Statutory Board	Fiscal Council	Total
Direct and indirect controllers	-	-	-	-
Subsidiaries	-	-	-	-
Companies under shared control	-	-	-	-

2016	Board of Directors	Statutory Board	Fiscal Council	Total
Direct and indirect controllers	-	-	-	-
Subsidiaries	-	-	-	-
Companies under shared control	-	-	-	-

2015	Board of Directors	Statutory Board	Fiscal Council	Total
Direct and indirect controllers	-	-	-	-
Subsidiaries	-	-	-	-
Companies under shared control	-	-	-	-

13.16 – Other relevant information

There is no other relevant information on this item "13".